UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
April 18, 2016
Date of Report (Date of earliest event reported)

LENNAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Northwest 107th Avenue, Miami, Florida 33172
(Address of principal executive offices) (Zip Code)
(305) 559-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
3.25% Convertible Senior Notes
On April 18, 2016, Lennar Corporation (the “Company”) received conversion requests relating to $28.8 million aggregate principal amount of 3.25% convertible senior notes (“3.25% Notes”), and, as a result, issued 1.2 million shares of Class A common stock and paid accrued but unpaid interest through the conversion date. No commissions or other remuneration was paid or given for soliciting the conversions. The Company paid a small cash premium to the converting noteholders.
The 3.25% Notes were originally issued on November 29, 2011 and are currently convertible into shares of Class A common stock at a conversion rate of 42.5555 shares of Class A common stock per $1,000 principal amount of 3.25% Notes, or 17.0 million shares of Class A common stock if all the 3.25% Notes originally issued are converted, which is equivalent to an initial conversion price of approximately $23.50 per share of Class A common stock. The Company has issued, and will issue, shares of Class A common stock upon conversion of the 3.25% Notes in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of that Act.
2.75% Convertible Senior Notes
Conversion Requests. On January 4, 2016, the Company received a conversion request relating to $7.2 million aggregate principal amount of 2.75% convertible senior notes (“2.75% Notes”). The Company elected to settle the conversion request using a combination of cash and Class A common stock. The number of shares of Class A common stock issuable pursuant to the conversion request is based on the price of the shares during a 20 day observation period. As a result, the Company issued 0.2 million shares of Class A common stock and paid $7.2 million in cash, representing the face amount of the 2.75% Notes.
Exchange Agreements. Since February 8, 2016, the Company has entered into privately negotiated agreements with holders of $42.9 million principal amount of 2.75% Notes to exchange the 2.75% Notes for $43.1 million in cash, which is comprised of the face value plus accrued interest on those 2.75% Notes, and approximately 0.8 million shares of Class A common stock, which shares had a value equal to the amount by which the value of the shares that would be issuable upon conversion of the 2.75% Notes exceeds their face amount. No commissions or other remuneration was paid or given for soliciting the redemptions.
The 2.75% Notes were originally issued on November 10, 2010 and are currently convertible, pursuant to the terms of the Indenture governing the 2.75% Notes, into cash, shares of Class A common stock or a combination of both, at the Company’s election. Holders may convert the 2.75% Notes at the conversion rate of 45.1794 shares of Class A common stock per $1,000 principal amount, which is equivalent to a conversion price of approximately $22.13 per share of Class A common stock. The 2.75% Notes are being redeemed by the Company effective May 18, 2016. The Company issued the Class A common stock on exchange or conversion of the 2.75% Notes in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of that Act.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2016	Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer